R103101
ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT dated as of November 1, 2001, between Chase Corporation, a Massachusetts corporation (the "Buyer") and TC Manufacturing Co., Inc., an Illinois corporation (the "Seller").

WITNESSETH

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase, certain of the assets of the Tapecoat Division ("Division") of Seller upon the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties hereby agree as follows:

SECTION 1 - SALE AND PURCHASE OF ASSETS

     1.1  Sale of Assets.  Subject to the provisions of this Agreement and except for the assets listed on Schedule 1.1, at the Closing (as defined in Section 1.8 hereof), the Seller agrees to sell and the Buyer agrees to purchase, substantially all of the  properties, assets and business of Seller used by the Division and consisting of all trade accounts receivable from customers, accounts receivable from employees, inventory, equipment, intellectual property rights, copyrights, computer programs, leasehold improvements, the real estate listed on Exhibit A (the "Real Estate")and all of Division's good will and the exclusive right to use the name of the Division as all or part of a trade or corporate name; provided, however, that there shall be excluded from such purchase and sale cash and any tax refunds and deferred tax assets.  The assets, property and business of the Division to be sold to and purchased by the Buyer under this Agreement are hereinafter sometimes referred to as the "Purchased Assets."

    1.2  Assumption of Liabilities   Upon the sale and purchase of the Purchased Assets, the Buyer shall assume and agree to pay or discharge when due only those liabilities incurred in the operation of the Division's business from and after the Closing Date and those liabilities and obligations of Seller which are to be performed after the Closing Date which are specifically set forth and  described on Schedule 1.2.  The liabilities to be assumed by the Buyer under this Agreement are hereinafter sometimes referred to as the "Assumed Liabilities."  Except as otherwise specifically provided in this Section 1.2, (a) Buyer shall not assume or be liable for any obligation or liability of Seller, of any kind or nature, known, unknown, contingent or otherwise, including without limitation: (i) any liability of Seller incurred in connection with this Agreement and the transactions provided for herein, including brokerage, accounting and counsel fees, transfer and other taxes, and expenses pertaining to its liquidation or the performance by Seller of its obligations hereunder, (ii) any liability or obligation of Seller arising out of any contract or agreement, (iii) any obligations to Seller's employees, including without limitation, any pension, retirement, profit-sharing plan or trust, or any severance payments (iv) any litigation, proceeding, claim by any person or entity or other obligation of Seller relating to the business or operations of the Division or otherwise relating to the Purchased Assets prior to the Closing Date, whether or not such litigation, proceeding, claim or obligation is pending, threatened, or asserted before, on, or after the Closing Date, (v) taxes whether relating to periods before or after the Closing Date, and (vi) any obligations under any law, including but not limited to antitrust, civil rights, health, safety, labor, discrimination and environmental laws; and (b) Seller shall be solely responsible for, and shall discharge, any and all liabilities and obligations of Seller not included within the Assumed Liabilities. The parties agree that Seller's obligations and liabilities are exclusive of and do not include any liabilities or obligations arising out of the operations of the Division and the use of the Purchased Assets from and after the Closing as such liabilities and obligations shall be those of the Buyer. The assumption of any Assumed Liabilities by the Buyer hereunder shall be treated as independent of its existing business and shall not enlarge any rights of third parties under contracts or arrangements with the Buyer or Seller.  Nothing herein shall prevent the Buyer from contesting in good faith any of the Assumed Liabilities. In connection with clause (iii) above, Seller further agrees that it will be responsible for any severance payable to any of the Division's employees who are terminated by Buyer within sixty (60) days of the Closing, but only to the extent of Seller's severance policy obligations as in existence immediately prior to the Closing or as may be required of Seller by law.

    1.3 Purchase Price and Payment.  In consideration of the sale of the Purchased Assets to Buyer,  the Buyer shall pay to the Seller the following consideration on the following terms:

     (a) All of the current assets other than cash, tax refunds and deferred tax assets (the 'transferred current assets'), fixed assets and intangibles as of the closing date will be transferred to Buyer free and clear of all encumbrances in exchange for eight million dollars ($8,000,000) payable in the manner and subject to the adjustments as hereinafter set forth plus 40,000 shares of unregistered common stock of the Buyer (the 'Chase Shares').  From the cash payment at closing the Buyer will deduct the amount required to liquidate certain outstanding liabilities as mutually agreed.  The foregoing purchase price is based on the values of the  total current assets of the Division as of October 31, 2000, as set forth below, and will be subject to adjustment dollar for dollar for the difference (increase or decrease, as the case may be) between the value of the transferred current assets as of the Closing  and the value of the total current assets as of October 31, 2000.  Any fixed asset acquisition after July 1, 2001 will require approval by the Buyer and the cost of any such assets will increase the purchase price dollar for dollar.  The total current asset values at October 31, 2000  was four million three hundred and eight thousand dollars ($4,308,000).

    At the Closing, Buyer shall pay  the book value of the accounts receivable and inventory included in the Purchased Assets determined before reduction for valuation reserves as of  the Closing Date less the sum of $500,000 of the purchase price which payment shall be deferred (the "withhold amount"). The amounts payable shall be determined and paid as follows:
The parties shall agree on the book value of the inventory as of September 30. Such inventory shall be tested during October  2001 to determine that portion of the inventory which may be obsolete. "Obsolete inventory means inventory  that has been on hand for more than twelve months with no activity  as well as "excess inventory" which means inventory on hand which is in excess of shipments for the preceding twelve months. At the Closing the Buyer shall pay to the Seller 90% of the book value of the September 30 inventory less the book value thereof which was determined to be obsolete and less the  withhold amount . Within 10 business days after the Closing the inventory shall be revalued as of October 31, 2001 so as to determine the book value of non-obsolete, salable inventory on hand as of the Closing Date. Such amount , less the withhold amount, shall either promptly be paid to the Seller if it is in excess of the initially determined amount or subtracted from the purchase price if it is less than such amount. Any inventory which is determined to be obsolete, shall be separately identified and the Buyer shall pay to the Seller the book value thereof as it is sold if sold for book value or more or the net proceeds if sold for less than book value in such case with Seller's approval.  Accounts receivable as of September 30, 2001 shall be valued initially during October 2001 and a determination shall be made as to the extent of "past due" accounts. Past due accounts shall be those that are 60 days or more past due. The amount of receivables shall be recalculated on the Closing date and such amount, less the amount of past due receivables, shall be payable to Seller. The amount payable to the Seller shall be paid in cash by certified or bank check or by wire transfer of immediately available funds.  180 days from the Closing Date there will be a preliminary reconciliation of the withhold amount pursuant to which (1) the Seller will repurchase at face value all uncollected accounts receivable and (2) Buyer will pay to Seller the $500,000 withhold amount minus the repurchase price of the accounts receivable and the purchase price of any unsold  or unsalable inventory. The balance of the withhold amount will be settled 360 days from the Closing Date. The Buyer will prepare a preliminary reconciliation as of 180 days from the Closing Date which will form the basis for the first payment to the Seller from the withhold amount. A final reconciliation will be submitted to the Seller no later than 360 days from the Closing Date which will form the basis for the final distribution from the withhold amount. Reconciliations are subject to audit  by the Seller at its expense unless it is determined that the Buyer's reconciliation resulted in an under payment to Seller of more than 25% of the amount due in which event Buyer will reimburse Seller for the audit costs and expenses. Any audit of reconciliations will be made within 30 days from submission of the reconciliation. Buyer will make its accounting and financial representatives available to  Seller's representatives upon reasonable notice during regular business hours. The parties shall, on the final settlement date, make payment to the appropriate party based upon the difference between the amount paid at Closing and the actual collections of purchased accounts receivable of the Division or sales of purchased Division inventory as the case may be.  Buyer shall exert all commercially reasonable efforts to collect the accounts receivable and sell the inventory included in the Purchased Assets. In furtherance thereof, Buyer will not substitute other products for customer orders designating Division products and any customer previously purchasing Divisional products will continue to be sold the same. All uncollected purchased Division accounts receivable and all unsold purchased Division inventory shall be reassigned, reconveyed and returned to the Division or the Seller at the settlement date with appropriate adjustment to the purchase price. Thereafter any collection of the reassigned accounts receivable by Buyer shall be promptly remitted to Seller.

    (b)      At the Closing the Purchaser will deliver the Chase Shares to the Company and will pay the purchase price for the remaining Purchased Assets.

    (c)     The Purchaser agrees to purchase the Real Estate for a total purchase price of one million seven hundred thousand dollars ($1,700,000) subject to conditions, representations, warranties and indemnifications all as set forth in the Real Estate Purchase and Sale Agreement attached as Exhibit B.

    1.4      Transfer of Purchased Assets.   At the Closing, Seller shall deliver or cause to be delivered to the Buyer good and sufficient instruments of transfer transferring to the Buyer title to all the Purchased Assets in the form of Exhibit C attached Such instruments of transfer shall effectively vest in the Buyer good title to the Purchased Assets free and clear of all liens, restrictions and encumbrances, except as otherwise disclosed herein.

    1.5      Delivery of Records and Contracts.  At the Closing, Seller shall deliver or cause to be delivered to the Buyer all written leases, contracts, commitments and rights evidencing Purchased Assets and Assumed Liabilities, with such assignments thereof and consents to assignments as are necessary to assure the Buyer of the full benefit of the same.  Seller shall also deliver to the Buyer at the Closing all of the Division's business records, Divisional tax returns (if any), books and other data relating to the Division's  assets, business and operations (the foregoing to be described and summarized by Seller on Schedule 1.5)   and Seller shall take all requisite steps to put the Buyer (or its designee) in actual possession and operating control of the assets and business of the Division. Seller or its designated representatives may, upon reasonable notice to Seller and during regular business hours, inspect the documents delivered pursuant to this Section 1.5 at Buyer's business premises for its financial or tax purposes.

    1.6     Buyer Designees.  The Buyer shall have the right, in its sole discretion, to designate one or more direct or indirect subsidiaries to purchase the Purchased Assets subject to this Agreement and fulfill the other obligations and exercise the other rights of the Buyer hereunder.  Notwithstanding the foregoing, the Buyer shall at all times remain responsible to Seller to perform all obligations of the Buyer to Seller hereunder.

   1.7     Post Closing Balance Sheet. Within forty five (45) days of the Closing Date, the Seller shall deliver to the Buyer a balance sheet for the Division as of the close of business on October 31,2001.

    1.8     The  Closing.  The closing of the sale and purchase of the transactions contemplated hereby (the "Closing"), shall take place at the offices of FagelHaber LLC, 55 East Monroe Street, 40th Floor, Chicago, Illinois at 1:00 [pm., local time, on November 1  , 2001.

SECTION 2 -REPRESENTATIONS AND WARRANTIES OF THE SELLER
            The Seller  represents and warrants to the Buyer as follows
    2.1     Organization and Qualification.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of Illinois and has full corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business and  the business of the Division as now being and as heretofore conducted.  The Seller is not required to be qualified or otherwise authorized to transact business as a foreign corporation in any jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by law and in which the failure to so qualify or be authorized could have a material adverse effect on the Seller, the Division or its assets, properties, business, operations or condition (financial or otherwise).

    2.2     Authority to Execute and Perform Agreements.  The Seller has the full legal right and  power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder, and  this Agreement  has been or will be duly executed and delivered and is the valid and binding obligation of  the Seller  enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance laws affecting creditors' rights and remedies generally and general principles of equity.

    2.3     Charter and By-laws.  The Seller has heretofore delivered to the Buyer a true and complete copy of its Articles of Incorporation (certified by the Secretary of State of Illinois) and By-laws as in effect on the date hereof

    2.4     Financial Statements.  The audited balance sheets of the Division as at two fiscal year ends for 1998 and 1999, the unaudited balance sheets dated October 31, 2000 and August 31, 2001 and any related statements of operations and retained earnings and changes in financial position for the periods then ended, including the footnotes thereto all of which have previously been delivered to the Buyer, fairly present in all material respects the financial condition and results of operations of the Division, in accordance with generally accepted accounting principles ("GAAP"), consistently applied throughout the periods covered thereby.  The foregoing financial statements of the Division  are sometimes herein called the "Financials," the balance sheet as of August 31, 2001 included in the Financials is sometimes herein called the "Balance Sheet".

    2.5 No Material Adverse Change.  Except as disclosed in Schedule 2.5, since August 31,  2001,

(a) there have been no changes in the assets, properties, business, operations or condition (financial or otherwise) of the Division which either individually or in the aggregate materially and adversely affect the Division, nor does the Seller know of any such change that is threatened, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations or condition (financial or otherwise) of the Division, whether or not covered by insurance;
and

(b) the Seller has not

(i) incurred any indebtedness for borrowed money with respect to the Purchased Assets or the business of the Division;

(ii) made any loan or advance to any of the Division's officers, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of the Division's business), or made any other loan or advance otherwise than in the ordinary course of business;

(iii)  made any payment or commitment to pay any severance or termination pay to any of the Division's officers, employees, consultants, agents or other representatives, other than payments to, or commitments to pay, persons made in the ordinary course of business or payments in accordance with the Division's policy and consistent with prior years;

(iv) except in the ordinary course of business: entered on behalf of the Division into any lease (as lessor or lessee) ; sold, abandoned or made any other disposition of any of the Division's assets or properties, granted or suffered any lien or other encumbrance on any of the Division's assets or properties; entered into or amended any contract or other agreement to which it is a party, or by or to which the Division or the Division's assets or properties are bound or subject, or pursuant to which the Division agrees to indemnify any party or to refrain from competing with any party;

(v)  except for inventory or equipment acquired in the ordinary course of business, made any acquisition on behalf of the Division of all or any part of the assets, properties, capital stock or business of any other person;

(vi) permitted the Division to incur any contingent liability as a guarantor or otherwise with respect to the obligations of others or cancelled any material debt or claim owing to, or waived any material right of, the Division;

(vii) incurred any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Division; or

(viii) made any change in accounting methods or practices, credit practices or collection policies of the Division used by the Seller; and

    (c)     the Seller has conducted the business of the Division only in the ordinary course and consistently with its prior practices.
     2.6 Tax Matters.
    (a)     The Seller has paid or caused to be paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, import duties, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes which relate to, or if unpaid could result in a lien or encumbrance on, the Purchased Assets, whether or not measured in whole or in part by net income and all deficiencies, or other additions to such taxes and interest, fines and penalties thereon (hereinafter, "Taxes" or,  individually, a "Tax") required to be paid by the Seller through the date hereof whether disputed or not.  The Seller does not know of any Tax deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith, asserted or threatened to be asserted against the Seller by any taxing authority.

    (b)     The Seller has in accordance with applicable law timely filed all Tax reports or returns required to be filed by it for the Division's operations (including any reports or returns which could affect the Purchased assets) through the date hereof.  Each of such Tax reports and returns filed by the Seller correctly and accurately reflects the amount of its Tax liability for such period and other required information as it relates to the Division.   No audit of any Tax return filed for the Division operations of the Seller is in progress and the Seller has not been notified by any Tax authority that any such audit is contemplated or pending.  No extension of time with respect to any date on which a Tax return was or is to be filed by the Seller for the Division's operations is in force, and no waiver or agreement by the Seller is in force for the extension of time for the assessment or payment of any Tax affecting the Division's operations or  the Purchased Assets.  No claim has ever been made by an authority in a jurisdiction where Seller does not file reports or returns that Seller is or may be subject to taxation by that jurisdiction for the Division's operations.  There are no security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes.

    2.7     Compliance with Laws

        (b) Set forth on Schedule 2.7 are all of the licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, including, but not limited to, licenses issued by OSHA or otherwise relating to employment and environmental matters with respect to the Division (collectively, "Permits') that are material to the conduct of Division's business and the uses of its assets.  The Seller or the Division holds all Permits necessary to operate the Division's business as presently conducted and as currently contemplated to be conducted.  Such Permits are in full force and effect and, except as set forth on Schedule 2.7, such Permits will be transferred to the Buyer to the extent allowed by law as part of the Purchased Assets. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit; and no proceeding is pending or, to the best knowledge of the Seller, threatened to revoke or limit any Permit.

    2.8     Consents; No Breach.  All consents, permits, authorizations and approvals from any person pursuant to applicable law or contracts or other agreements with the Seller, that are required in connection with the performance of the Seller's obligations under this Agreement, or the transfer of the Purchased Assets or the assumption of the Assumed Liabilities are set forth on Schedule 2.8 hereto.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the Articles of Incorporation or By-laws of the Seller; (ii) except as set forth on Schedule 2.8, violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute)  a default under, any material instrument, contract or other agreement to which the Seller  is a party or to which any of them or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Seller or upon the properties, assets or business of the Seller; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Seller or to the properties, assets or business of the Division; (v) violate any Permit; (vi) except as set forth in Schedule 2.8, require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person; or (vii)  result in the creation of any lien or other encumbrance on the assets or properties of the Seller.

    2.9     Actions and Proceedings.  Except as set forth in Schedule 2.9, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or  regulatory body or arbitration tribunal against or involving the Seller or any of its assets, or properties.  There are no actions, suits or claims or legal, administrative or arbitral proceedings or, to the best knowledge of the Seller, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of the Seller, threatened against or involving the Seller or any of the Division's assets or properties.  To the best knowledge of the Seller, there is no fact, event or circumstance that may give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could have a material adverse effect upon the transactions contemplated hereby or upon the assets, properties, business, operations or condition (financial or otherwise) of the Division.

    2.10     Contracts and Other Agreements.  Schedule 2.10 sets forth all of the following contracts and other agreements to which the Seller on behalf of the Division  or the Division is a party or by or to which the Division or any of the Division's assets or properties are bound or subject:

                (i)      contracts and other agreements with any current or former officer, shareholder, employee, consultant, agent or other representative of the Division and contracts and other agreements for the payment of fees or other consideration to any entity in which any officer or of the Division has an interest;

                (ii) contracts and other agreements with any labor union or association representing any employee of the Division or otherwise providing for any form of collective bargaining;

                (iii)  contracts and other agreements for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate the Division to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

                (iv)  contracts and other agreements for the sale of any of the assets or properties of the Division other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

                (v)  partnership or joint venture agreements;

                (vi)  contracts or other agreements under which the Division agrees to indemnify any party or to share the tax liability of any party;

                (vii)  contracts, options and other agreements for the purchase of any asset, tangible or intangible other than purchases of materials and supplies in the ordinary course of business calling for an aggregate purchase price or payments in any one year of more than $10,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

                (viii)  contracts and other agreements other than sales in the ordinary course of business, that cannot by their terms be canceled by the Division and any successor or assignee of the Division without liability, premium or penalty on no less than thirty days notice;

                (ix)  contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

                (x)  contracts and other agreements containing covenants of the Division not to compete in any line of business or with any person or covenants of any other person not to compete with the Division in any line of business;

                (xi) contracts and other agreements relating to the acquisition by the Division of any operating business or the capital stock of any other person;

                (xii)  (intentionally omitted)

                (xiii) contracts and other agreements requiring the payment to any person of a commission or fee, including contracts or other agreements with consultants;

                 (xiv)  contracts, indentures, mortgages, promissory notes, loan agreements, guaranties, security agreements, pledge agreements, and other agreements relating to the borrowing of money or securing any such liability;

                (xv)  distributorship or licensing agreements;

                (xvi)  contracts under which the Division will acquire or has acquired ownership of, or license to, intangible property, including software (other than software licensed by the Seller as an end user for less than $2500 per annum and not distributed by it);

                (xvii)  leases, subleases or other agreements under which the Division is lessor or lessee of any real property; or

                (xviii)  any other material contract or other agreement whether or not made in the ordinary course of business that has or may have a material adverse effect on Division's business or prospects, condition, financial or otherwise, or any of its assets or properties of the Division.

                There have been delivered or made available to the Buyer true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth on Schedule 2.10.  All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon the Seller on behalf of the Division or the Division, and to the best knowledge of the Seller  binding upon the other parties thereto in accordance with their terms subject to laws affecting creditors rights generally and principles of equity, and the Seller  has paid in full or accrued all amounts now due thereunder and has satisfied in full or provided for all of its liabilities and obligations thereunder which are presently required to be satisfied or provided for, and is not in default under any of them, nor, to the best knowledge of the Seller, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

        2.11     Accounts and Notes Receivable.  To the best of the Seller's knowledge, all accounts and notes receivable reflected on the Balance Sheet dated August 31 ,2001 (the "Balance Sheet Date") and all accounts and notes receivable arising subsequent to the Balance Sheet Date, have arisen in the ordinary course of business of the Division, represent valid and enforceable obligations due to the Seller, have been and are subject to no set-off or  counter-claim, and have been collected or are (except to the extent reserved in the allowance for doubtful accounts) fully collectible in the ordinary course of business of the Seller in the aggregate recorded amounts thereof in accordance with their terms.  The Division has no accounts or notes receivable from any person, firm or corporation which is affiliated with the Division or from any officer or employee of the Division except as provided in Schedule 2.11..

       2.12     Inventory.  To the best of the Seller's knowledge, the inventory of the Division (including that reflected on the Balance Sheet and any inventory thereafter acquired by the Division) is and will be in good and merchantable condition and suitable and saleable or usable in the manufacture of saleable finished goods in the ordinary course of business at profit margins consistent with Division's experience in prior years.  The values of the inventories stated in the Balance Sheet reflect the normal inventory valuation policies of the Division and were determined in accordance with generally accepted accounting principles, practices and methods consistently applied.  Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices.  Except as disclosed in Schedule 2.12, since August 31, 2001 no inventory items have been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with the Division's  prior year's business practices, and all sales commitments made for Division's products are at prices consistent with prior years' practices.

      2.13     Tangible Property.  The plant, machinery, equipment, furniture, leasehold improvements, fixtures,  structures, any related capitalized items and other tangible property material to the business of the Division ("Tangible Property") and which are in current use are in good operating condition, ordinary wear and tear excepted. The Seller has not received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

     2.14     Intangible Property.  Schedule 2.14 contains a description of all material copyrights, trademarks, trade names, patents and similar rights owned by or registered in the name, or used in the business of, the Seller with respect to the Division's business or by the Division ("Trade Rights").  Except as disclosed in Schedule 2.14, the Seller possesses adequate, free and clear and enforceable rights to use in its business as presently conducted (without payment) all its Trade Rights and has not received any notice of conflict that asserts the rights of others with respect thereto, and, to the Seller's knowledge, there is no basis or ground for any such notice of conflict.  The Seller has in all material respects performed all the obligations required to be performed by it, and is not in default in any material respect, under any agreement relating to any Trade Right. The Seller has taken appropriate steps to establish and preserve its ownership of its Trade Rights.

    2.15     Title to Assets; Liens.  Except as disclosed in Schedule 2.15, the Seller  owns outright and has good title to all of its assets and properties, including, without limitation, all of the assets and properties reflected on the Balance Sheet, free and clear of any claim, lien or other encumbrance, except for (i) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date; or (ii) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable; or purported liens or security interests satisfied out of the Purchase Price proceeds at the Closing in a manner satisfactory to Buyer.  Upon delivery of and payment for the Purchased Assets as herein provided, the Buyer will acquire all of the Seller's right, title and interest thereto, free and clear of any claim, lien or other encumbrance.

    2.16     Absence of Undisclosed Liabilities   Except as disclosed in Schedule 2.16, as at the Balance Sheet Date, the Division had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due), required to be shown on the Balance Sheet that were not fully and adequately reflected or reserved against on the Balance Sheet.  The Seller has no such liabilities, other than liabilities (i) fully and  adequately reflected or reserved against on the Balance Sheet, and (ii) incurred since the Balance Sheet Date in the ordinary course of business.

    2.17     Customers and Distributors.  Schedule 2.17 sets forth any representative or distributor of the Division's products (whether pursuant to a commission, royalty or other arrangement). The relationships of the Division with its customers and distributors are generally good commercial working relationships.  Except at the request of the Division, or as disclosed in Schedule 2.17, no customer or distributor of the Division has canceled or otherwise terminated its relationship with the Division  during the last 12 months or decreased materially its services, supplies or materials to the Division or  its usage or purchase of the services or products of the Division, as the case may be. The Seller does not know of any plan or intention of any customer or distributor, and has not received any written threat from any customer or distributor, to terminate, to cancel or otherwise materially and adversely modify its relationship with the Division or to decrease materially or limit its services, supplies or materials to the Division or its usage, purchase or distribution of the services or products of the Division.

    2.18    Employee Benefit Plans.

     (a)     Schedule 2.18 contains a written list of all employee benefit plans relating to employee benefits with respect to which the Division or the Seller on behalf of the Division has or may incur any future or contingent obligations, including, without limitation, all plans, agreements or arrangements relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonuses, severance arrangements, health benefits, insurance benefits and all other employee benefit or fringe benefits (collectively, the "Plans").  There have been furnished to the Buyer copies of all Plans, which copies are accurate and complete in all respects.  Except as disclosed in Schedule 2.18, the Division is not a participant in (i) any multiemployer plan within the meaning of Section  3(37)(A) of the Employee Retirement Income Act, as amended ("ERISA") or (ii) any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to either Title IV of ERISA or Section 412 of the the Internal Revenue Code, as amended, ("Code").

    (b)     Each Plan has been administered and operated in accordance with its terms and applicable law except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the business condition of the Division. Except as disclosed in Schedule 2.18, no liability under ERISA or otherwise has been incurred or, based upon existing facts, may be expected to be incurred with respect to any Plan, that would, individually or in the aggregate, have a material adverse effect on the business condition of the Division.

    (c)      The Seller has not engaged in any transaction in connection with which it, directly or indirectly, would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code that would, individually or in the aggregate, have a material adverse effect on the business condition of the Division.  The Seller has not instituted proceedings to terminate any Plan.  To the best of Seller's knowledge, there exists no condition or set of circumstances that presents a risk of the termination or partial termination of any Plan, which could result in a liability on the part of the Division in an amount that would, individually or in the aggregate, have a material adverse effect on the business condition of the Division.

    (d)      Full payment has been made of all amounts that the Division was or will be required under the terms of any of the Plans to have paid as contributions to such Plans on or prior to the Closing Date except as set forth in Schedule 2.18.

     (e)     Other than for claims in the ordinary course for benefits under the Plans, there are no actions, suits, claims or proceedings, pending or to the knowledge of the Seller threatened.

    2.19     Employee Relations   The Division generally enjoys a good employer-employee relationship.  The Division is not delinquent in payments to any of its employees or consultants for any wages, salaries,  commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees.  Except as disclosed in Schedule 2.19, upon termination of the employment of any said employees, neither the Division nor the Buyer will by reason of anything done prior to the Closing be liable to any of said employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Seller's normal policies). Schedule 2.19 contains a list of all employees and consultants of Division who, individually, have received or are scheduled to receive compensation from Seller for the current fiscal year. In each case such Schedule includes the current job title and aggregate annual compensation of each such non-union individual and hourly wage for union individuals.

    2.20     Insurance.  Seller has provided Buyer with  a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors and officers and other insurance held by or on behalf of the Division.

    2.21      Brokerage.  Except as disclosed in Schedule 2.21, no broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Seller  or any action taken by it.

    2.22     Hazardous Materials.  Except as may be disclosed on Schedules 2.7 and 2.22, the Division has never generated, used or handled any Hazardous Materials (as defined below), nor has the Division treated, stored or disposed of any Hazardous Materials at any site owned or used by the Division or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility.  To the Seller's knowledge, no other person has ever generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises used by the Division during the period of Division's ownership or use, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises during such period.  No lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by Division in connection with the presence of any Hazardous Materials.  For purposes of this Section 2.22, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act.  The Seller has provided to Buyer copies of all relevant documents, records and information available to Seller concerning any environmental or health and safety matter relevant to Division, whether generated by Division or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency, to the best of Seller's knowledge.

    2.23     Full Disclosure.  All documents and other papers delivered by or on behalf of the Division in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic.  No representation or warranty of the Seller contained in this Agreement, and, to the best knowledge of the Seller, no document or other paper furnished by or on behalf of the Seller to the Buyer (or any of its agents) pursuant to this Agreement or  in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

    2.24     Investment Representations.

    (a)      The Seller understands that the Shares have not been registered under the Securities Act or under the securities laws of any state or other jurisdiction in reliance upon exemptions for private offerings, and that, the Buyer is under no obligation to register the Shares, and Seller further understands that it  is acquiring the Shares  without being furnished any offering literature or prospectus other than the copies of the most recent reports on Forms 10Q and 10K with respect to the Buyer.

    (b)     The Seller represents that the Shares are being acquired solely for its own account, for investment and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof; Seller does not have any present plans to enter into any contract, undertaking, agreement, or arrangement relating thereto.

    (c)      Seller acknowledges and is aware that there are substantial restrictions on the transferability of the  Shares; the Shares cannot be resold unless the Shares are registered under the Securities Act and any applicable securities law of any state or other jurisdiction, or an exemption from registration is available; the Seller has no rights to require that the Shares be registered under the Securities Act.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE BUYER
    The Buyer represents and warrants to the Seller as follows:
    3.1     Organization.  The Buyer is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and  to carry on its business as now being and as heretofore conducted.

    3.2     Authority to Execute and Perform Agreement.  The Buyer has the corporate power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder, and  this Agreement has been or will be duly executed and delivered and the valid and binding obligation of the Buyer enforceable in accordance with its terms.  The issuance, sale and delivery of the Shares in accordance with this Agreement has been, or will be prior to the Closing Date, duly authorized by all necessary corporate action on the part of the Buyer.  The Shares, when so issued, sold and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and non-assessable.

    3.3     Brokerage.  No broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

    3.4      Security Compliance.  Buyer will promptly and currently comply with regulations promulgated by the United States Securities and Exchange Commission and other state and local security regulatory agencies and all filing requirements for periodic reports.

    3.5      Consents; No Breach.  No further consents, permits, authorizations and approvals are required from any person pursuant to applicable law or contracts or other agreements with the Buyer,  in connection with the performance of the Buyer's obligations under this Agreement, or the acquisition of the Purchased Assets or the assumption of the Assumed Liabilities.   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of the Articles of Incorporation or By-laws of the Buyer; (ii)  violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute)  a default under, any material instrument, contract or other agreement to which the Buyer  is a party or to which any of them or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Buyer or upon the securities, properties, assets or business of the Buyer; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Buyer or to its securities, properties, assets or business; (v) violate any Permit; (vi)  require the approval or consent of any foreign, federal, state, local or other governmental or regulatory body or the approval or consent of any other person; or (vii)  result in the creation of any lien or other encumbrance on the assets or properties of the Buyer.

    3.6.     Full Disclosure.  All documents and other papers delivered by or on behalf of the Buyer in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic.  No representation or warranty of the Buyer contained in this Agreement, and, to the best knowledge of the Buyer, no document or other paper furnished by or on behalf of the Buyer to the Seller (or any of its agents) pursuant to this Agreement or  in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

SECTION 4 - COVENANTS AND AGREEMENTS
    The parties covenant and agree as follows:
    4.1     Conduct of Business.  During the period from the date hereof to the Closing Date, Seller shall observe the following  covenants:
    4.1.1 Affirmative Covenants Pending Closing
The Seller will:
(a)  Preservation of Personnel.  Use reasonable efforts to preserve intact and keep available the services of Division's present employees;

(b)  Insurance.  Use reasonable efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect on the date of this Agreement;

 (c ) Preservation and Advancement of the Business; Maintenance of Properties, Contracts.  Use reasonable efforts to preserve and advance the Division's business,  advertise, promote and market its products in accordance with past practices over the last twelve months, keep its properties intact, preserve its goodwill and its business,  maintain all physical properties in good repair and operating condition subject only to ordinary wear and tear, in each case in accordance with past practices, and perform and comply in all material respects with the terms of the contracts set forth in Schedule 2.12 hereto; and

(d)  Ordinary Course of Business.  Operate the Division business solely in the ordinary course and in the normal, usual and customary manner.

    4.1.2      Negative Covenants Pending Closing.  The Seller will not:
    (a)      Disposition of Assets.  Sell or transfer, or mortgage, pledge or create or permit to be created any security interest on, any of the Division's assets, other than sales in the ordinary course of business;

    (b)     Liabilities.  Incur any obligation or liability with respect to the Division other than in the ordinary course of business or incur any indebtedness for borrowed money with respect to the Division;

    (c)      Compensation.  Increase the rates of direct or bonus compensation payable or to become payable to any officer, employee, agent or consultant of the Division;

    (d)     Acquisitions.  Make any acquisition of property other than in the ordinary course of  Division's business

    4.2     Corporate Examinations and Investigations.  Prior to the Closing Date, the Buyer shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Division, as is reasonably necessary or appropriate in connection with the Buyer's investigation of the Division.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of the Division's business and the Division shall cooperate fully therein.  No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller under this Agreement.  In order that the Buyer may have full opportunity to make such review, the Seller shall furnish the representatives of the Buyer during such period with all such information and copies of such documents concerning the affairs of the Division as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and to make full disclosure to the Buyer of all material facts affecting the assets, properties, business, operations and financial condition of the Division.  If this Agreement terminates, the Buyer and its affiliates shall keep confidential and shall not use in any manner any information or documents obtained from Seller concerning the Division's assets, properties, business and operations, unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by the Buyer independently of any investigation of the Division, or received from a third party not under an obligation to the Seller to keep such information confidential, or otherwise required by law.  If this Agreement terminates, any documents obtained from the Seller will be returned or destroyed, at the Seller's option.

    4.3     Expenses.  Each of Buyer, on the one hand, and the Seller, on the other, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants and no such expenses shall be borne by Seller prior to the Closing or included in any of the Assumed Liabilities.

    4.4     Consummation of Agreement.  Each of the Buyer and the Seller shall use such party's respective best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by them under this Agreement.

    4.5     Collection of Assets.  Subsequent to the Closing, the Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to it by Seller hereunder and to endorse with the name of the Division any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to the Buyer from time to time, any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items which are among the Purchased Assets. Buyer will promptly transfer or deliver to Seller any cash, checks, mail or other property of Seller not included in the Purchased Assets or Assumed Liabilities and received by Buyer.

    4.6     Further Assurances.

    4.7    Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. In order to enable Seller to make an orderly separation of the Division's financial data from the Seller and transition the Division's assets and business to Buyer, Buyer will provide a rent free  office facility for one representative of Seller for a 90-day period from and after the Closing.

SECTION 5 - CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE

    The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by it:

    5.1     Representations, Warranties and Covenants.  The representations and warranties of the Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

    5.2     Third Party Consents.   The Buyer shall have received evidence of the receipt of all authorizations, consents and permits of others required to permit the consummation by the Buyer and the Seller of the transactions contemplated by this Agreement, including but not limited to, all consents set forth on Schedule 2.08, except to the extent waived by the Buyer in writing or where the failure to secure such consent or authorization does not and will not  have a material  adverse effect on the operations of the Division's business..

    5.4  [Intentionally omitted.]

    5.5     Opinion of Counsel to the Seller.  The Buyer shall have received the opinion of FagelHaber, LLC,   counsel to the Seller, dated the Closing Date, addressed to the Buyer, and substantially in the form of Exhibit E hereto.

    5.6     Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of the Buyer, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Division.

    5.7     Delivery of Instruments of Transfer.  Seller shall have delivered or caused to be delivered to the Buyer instruments of transfer in conformity with Section 1.4 above.

    5.8     No Material Change   There shall have been no material adverse change in the Division's financial condition, business, assets, operations or prospects, nor shall any event have occurred which so far as can reasonably be foreseen on the Closing Date appears reasonably likely materially and adversely to affect the financial condition, business, assets, operations or prospects of the Seller.

    SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

    The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived:

    6.1     Representations. Warranties and Covenants.  The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

    6.2     Delivery of Assumption Agreement   The Buyer shall have delivered or caused to be delivered to Seller an agreement for assumption of the Assumed Liabilities by the Buyer containing
provisions (not inconsistent with the provisions hereof)  in the form attached as Exhibit F        .

    6.3     Opinion of Counsel to the Buyer.  The Seller shall have received the opinion of Hughes & Associates counsel to the Buyer, dated the Closing Date and substantially in the form of Exhibit G hereto.

    6.4     Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or that has or may have, in the reasonable opinion of the Seller, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Buyer.

SECTION 7 - INDEMNIFICATION

    7.1      Survival.  (a) Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any Exhibit or Schedule, certificate or financial statement delivered by any party pursuant hereto.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for a period of two (2) years and be indemnified in accordance with this Section 7, and, except as otherwise specifically provided in this Agreement.

    (b) The representations and warranties contained in Section 2.1,  2.2, 3.1 and 3.2 shall survive indefinitely and Section 2.6 shall survive until the expiration of the statute of limitations with respect to the tax returns of the Seller for the periods referred to in such Section; provided, however, that if prior to any such date, Seller or Buyer shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, any representation or warranty which is the basis for such claim shall continue to survive as to such claim and shall remain a basis for indemnity until such claims is finally resolved or disposed of.

    (c)  Subject to the other provisions of this Section 7, after the Closing Date, the Seller shall indemnify and hold harmless the Buyer and its successors and assigns, and the Buyer shall indemnify and hold harmless the Seller and its successors and assigns (the party or parties being indemnified referred to as the "Indemnified Party" and the other party referred to as the "Indemnifying Party"), from, against and in respect of any and all actual out of pocket non consequential damages, deficiencies, costs, losses or expenses including reasonable fees and costs of attorneys and paralegals  under this Agreement, including but not limited to the Real Estate Purchase and Sale Agreement and the Assumption Agreement described in Exhibit B ('Claims')(net of any tax benefit that results in a reduction in the amount of Federal, state, local or other income or other tax  actually paid by the Indemnified Party) resulting from any breach of any representation or warranty, covenant or agreement of the Indemnifying Party.  Notwithstanding the foregoing, Buyer's right to indemnification under this Section  shall be subject to the following provisions:

    (i) No indemnification shall be payable by Seller unless the total of all Claims shall exceed $25,000 in the aggregate (the 'Basket'), whereupon the amount of all Claims in excess of the Basket shall be recovered in accordance with the terms hereof; and

    (ii) Seller shall not be obligated to indemnify any Buyer Indemnified Party after the cumulative amount of all Claims exceeds the purchase price for the Purchased Assets as adjusted for any repurchase of accounts receivable or inventory by the Seller.

    (d)  Indemnification Procedure.  The Indemnified Party shall notify the Indemnifying Party with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity pursuant hereto.  With respect to any third party claim or action that could give rise to indemnity hereunder, the Indemnified Party and the Indemnifying Party shall each have the opportunity to participate in the defense of such claim or action with counsel of each party's choice and at each party's own expense and, in any event, such claim or action may not be settled unless the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, consent thereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, it shall be the Indemnifying Party's obligation to provide legal defense for the Indemnified Party. The cost of the Indemnified Party's participation with counsel of its own choosing, if applicable, shall be at its own expense as specified above.

    (e)  Except as to those covenants or agreements to be performed after Closing, the indemnification contained in this Agreement shall be deemed to be the exclusive remedy of the Indemnified Party in connection with or arising from any failure by the Indemnifying Party to perform any of its covenants or obligations in this Agreement or in the agreements related hereto or any breach by the Indemnifying Party of any warranty or the inaccuracy of any representation of the Indemnifying Party contained in this Agreement.  Notwithstanding anything herein to the contrary, nothing herein shall preclude a party from obtaining injunctive relief or specific performance to enforce a breach of this Agreement.

SECTION 8 - TERMINATION OF AGREEMENT
    8.1 Termination.  This Agreement may be terminated on or prior to the Closing as follows:

(i)     at the election of the Seller upon written notice to the Buyer from Seller if, on or after October 31, 2001 any one or more of the conditions to the obligation of the Seller to close has not been fulfilled;

(ii)     at the election of the Buyer upon written notice to the Seller if, on or after October     , 2001 any one or more of the conditions to its obligation to close has not been fulfilled;

(iii)      at the election of the Seller upon written notice to the Buyer from Seller, if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within fifteen (15) business days of receipt by the Buyer of written notice from the Seller of such breach of representation, warranty, covenant or agreement, cured such breach;

(iv)      at the election of the Buyer upon written notice to the Seller if the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, within fifteen (15) business days of receipt by the Seller of written notice from the Buyer of such breach of representation, warranty, covenant or agreement, cured such breach; or

(v)     by mutual written agreement of the Seller and the Buyer.

    8.2      Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are not consummated as provided above, each and every representation and warranty contained in this Agreement or any Schedule hereto, or any certificate, document or other instrument delivered by the parties in connection herewith, shall expire and none of the parties hereto shall be under any liability whatsoever with respect to any such representation or warranty; provided, however, that notwithstanding the foregoing, (i) each party shall be and remain liable to the other in the event that the failure so to close hereunder shall occur as a consequence of the failure of a party to fully perform its covenants and agreements hereunder or the material breach by a party of its representations or warranties contained herein; and (ii) Buyer shall reaffirm all of its covenants and undertakings under that Non-Disclosure Agreement executed and delivered by Buyer as of November 2, 2000 but confidential information shall include all information delivered to Buyer's representatives in connection with its due diligence relating to this Agreement; and (iii) the last two sentences of Section 4.2 shall remain in full force and effect.

SECTION 9 - MISCELLANEOUS

    9.1   Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Seller and the Buyer.

    9.2  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission on the date of confirmed delivery or, if mailed, two days after the date of deposit in the United States mails, as follows:

(i) if to the Buyer, to:

           Chase Corporation
26 Summer Street
Bridgewater, MA 02324
Attention: President

Facsimile transmission number:______________________.

with a copy to:
George M. Hughes, Esq.
Hughes & Associates
P.O. Box 610138
Newton Highlands, MA 02461-0138

Facsimile transmission number: 617-244-8182

(ii) if to the Seller:

TC Manufacturing Co., Inc
1527 Lyons Street
Evanston, Illinois 60201
Attention: James K. Larson

Facsimile transmission number: to be furnished post

closing_______________
  with a copy to:

  Norton N. Gold, Esq.
  FagelHaber, LLC
  55 East Monroe Street
  40th Floor
  Chicago, IL 60603

  Facsimile transmission number: 312-580-2201

Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder; provided, however, such notice shall only be effective upon receipt.

    9.4      Entire Agreement.  This Agreement (including the Schedules) and all other documents executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect thereto.

    9.5     Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.    The rights and remedies of any party based upon,  arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is not inaccuracy or breach.

    9.6     Governing Law.  This Agreement shall be governed and construed in accordance with the laws of  the State of Illinois.

    9.7     Binding Effect; No Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.  This Agreement is not assignable except by operation of law or by the Buyer to any of its affiliates.

    9.9     Variations in Pronouns.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

    9.10     Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    9.11       Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

    9.12       Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement  as of the date first above written.

                                                                                        CHASE CORPORATION
                                                                                         By:___________________
                                                                                              President and CEO
Attest:

_______________________
Clerk

                                                                                      TC MANUFACTURING CO., INC.

                By:________________________
           President
Attest:

_______________________
Secretary

EXHIBITS
A          Real Estate description
B          Real Estate Purchase and sale Agreement
C                  Bill of Sale and General Assignment
D          Form of Opinion of Buyer's Counsel
E           Assumption Agreement
F                   Form of Opinion of Seller's Counsel

SCHEDULES